Exhibit 3.3
SECOND AMENDMENT TO THE FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF FERRELLGAS PARTNERS, L.P.
     This Second Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of June 29, 2005 (this “Amendment”), is entered into by Ferrellgas, Inc., a Delaware corporation, in the capacities set forth on the signature lines below. Capitalized terms not otherwise defined in this Amendment have the meanings set forth in the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 18, 2003, as amended (the “Partnership Agreement”).
     WHEREAS, the General Partner of the Partnership is authorized to amend the Partnership Agreement without the consent of any of Limited Partners to reflect a change that in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect;
     WHEREAS, the Partnership Agreement provides that no amendment to the Partnership Agreement may be made that would have a material adverse effect on the rights or preferences of any class of Outstanding Units in relation to other classes of Units unless approved by the holders of not less than a majority of the Outstanding Units of the class affected; and
     WHEREAS, the Partnership has received a consent to this Amendment from JEF Capital Management, Inc. as the holder of all of the outstanding Senior Units;
     NOW, THEREFORE, In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:
          Section 5.7(b)(i) of the Partnership Agreement is hereby amended to read in its entirety as follows:
          (i) June 29, 2005, upon not less than 1 day prior written notice to the Partnership (which notice may be given prior to June 29, 2005) in accordance with Section 5.7(d), or
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

GENERAL PARTNER:

FERRELLGAS, INC.

By:	/s/ Kevin T. Kelly Kevin T. Kelly
Senior Vice President and Chief Financial Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:	FERRELLGAS, INC.,
General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4 of the Partnership Agreement

By: /s/ Kevin T. Kelly

Kevin T. Kelly
Senior Vice President and Chief Financial Officer